EXHIBIT 99.2

For Release: November 9, 2010
Media Contact: Ben Kiser, 402.458.3024
Investor Contact: Phil Morgan, 402.458.3038

Nelnet, Inc. supplemental financial information for the third quarter 2010
(All dollars are in thousands, except per share amounts, unless otherwise noted)

The following information should be read in connection with Nelnet, Inc's (the "Company's") press release for third quarter 2010 earnings, dated November 9, 2010 and the Company's Quarterly Report on form 10-Q for the quarter ended September 30, 2010.

This earnings supplement contains forward-looking statements and information that are based on management’s current expectations as of the date of this document.  Statements that are not historical facts, including statements about the Company’s plans and expectations for future financial condition, results of operations or economic performance or that address management’s plans and objectives for future operations, and statements that assume or are dependent upon future events, are forward-looking statements.  The words “may,” “should,” “could,” “would,” “predict,” “potential,” “continue,” “expect,” “anticipate,” “future,” “intend,” “plan,” “believe,” “estimate,” “assume,” “forecast,” “will,” and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements.

The forward-looking statements are based on assumptions and analyses made by management in light of management’s experience and its perception of historical trends, current conditions, expected future developments, and other factors that management believes are appropriate under the circumstances.  These statements are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause the actual results and performance to be materially different from any future results or performance expressed or implied by such forward-looking statements.  These risks and uncertainties are described in the “Risk Factors” section included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and subsequent Quarterly Reports on Form 10-Q and the discussion of risks and uncertainties set forth elsewhere in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, and include such risks and uncertainties as:

•
risks related to the Company’s student loan portfolio, such as interest rate basis and repricing risk resulting from the fact that the interest rate characteristics of the Company’s student loan assets do not match the interest rate characteristics of the funding for those assets, the risk of loss of floor income on certain student loans originated under the prior FFEL Program, risks related to the use of derivatives to manage exposure to interest rate fluctuations, and potential losses from loan defaults, changes in prepayment rates, guaranty rates, loan floor rates, and credit spreads;

•
risks related to the Company’s liquidity and funding requirements, including the Company’s ability to maintain credit facilities or obtain new facilities, the ability of lenders under the Company’s credit facilities to fulfill their lending commitments under these facilities, the Company’s ability to satisfy debt obligations secured by student loan assets and related collateral, and changes in the general interest rate environment and in the securitization markets for education loans which may increase the costs or limit the availability of financings necessary to purchase, refinance, or continue to carry education loans;

•
risks from changes in the student loan and educational credit marketplace resulting from the implementation of, or changes in, applicable laws and regulations, including the discontinuance of private sector student loan originations under the FFEL Program effective July 1, 2010, and the Company’s ability to maintain its loan servicing contract with the Department of Education to service federally-owned student loans;

•	risks from changes in the demand or preferences for educational financing and related services by educational institutions, students, and their families;

•	uncertainties inherent in forecasting future cash flows from student loan assets and related asset-backed securitizations;

•	uncertainties related to the estimation of expenses that may be incurred and cost savings that may result from restructuring plans;

•	risks associated with litigation, complex government regulations, and changes in general economic and credit market conditions; and

•	uncertainties inherent in the estimates and assumptions about future events that management is required to make in the preparation of the Company’s consolidated financial statements.

All forward-looking statements contained in this report are qualified by these cautionary statements and are made only as of the date of this document.  Although the Company may from time to time voluntarily update or revise its prior forward-looking statements to reflect actual results or changes in the Company’s expectations, the Company disclaims any commitment to do so except as required by securities laws.

Certain amounts previously reported have been reclassified to conform to the current period presentation. The reclassifications were made to change the income statement presentation to provide the users of the financial statements additional information related to the operating results of the Company.  The reclassifications had no effect on consolidated net income or consolidated assets and liabilities.

Condensed Consolidated Statements of Operations

	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2010	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Interest income:
Loan interest	$171,208	167,902	162,786	490,158	529,558
Amortization of loan premiums and deferred origination costs	(11,921)	(12,549)	(19,531)	(40,551)	(54,971)
Investment interest	1,169	1,304	1,943	3,474	8,810
Total interest income	160,456	156,657	145,198	453,081	483,397

Interest expense:
Interest on bonds and notes payable	68,243	59,243	76,016	178,345	328,600

Net interest income	92,213	97,414	69,182	274,736	154,797
Less provision for loan losses	5,500	6,200	7,500	16,700	23,000

Net interest income after provision for loan losses	86,713	91,214	61,682	258,036	131,797

Other income (expense):
Loan and guaranty servicing revenue	33,464	36,652	26,006	106,510	81,280
Tuition payment processing and campus commerce revenue	14,527	12,795	12,987	44,704	40,373
Enrollment services revenue	36,439	35,403	30,670	105,113	88,188
Software services revenue	4,624	5,499	4,600	14,467	16,424
Other income	9,432	8,496	5,846	25,188	20,298
Gain on sale of loans and debt repurchases, net	9,885	8,759	14,036	28,821	27,571
Derivative market value and foreign currency adjustments	(32,805)	(7,231)	2,826	(35,931)	(36,067)
Derivative settlements, net	(2,586)	(3,377)	4,914	(8,386)	38,807
Total other income	72,980	96,996	101,885	280,486	276,874

Operating expenses:
Salaries and benefits	41,085	40,962	36,398	122,691	113,322
Litigation settlement	55,000	—	—	55,000	—
Cost to provide enrollment services	23,709	24,111	20,323	69,845	56,208
Restructure expense	4,751	72	3,340	6,020	6,628
Other expenses	35,742	43,076	32,601	118,656	106,431
Total operating expenses	160,287	108,221	92,662	372,212	282,589

Income (loss) before income taxes	(594)	79,989	70,905	166,310	126,082

Income tax benefit (expense)	226	(29,996)	(24,501)	(62,363)	(46,020)

Net income (loss)	$(368)	49,993	46,404	103,947	80,062

Earnings (loss) per common share:

Net earnings (loss) - basic	$(0.01)	1.00	0.93	2.09	1.60

Net earnings (loss) - diluted	$(0.01)	0.99	0.93	2.08	1.60

Dividends per common share	$0.07	0.07	—	0.21	—

Weighted average shares outstanding:

Basic	48,938,333	49,735,398	49,611,423	49,460,625	49,432,165

Diluted	48,938,333	49,934,648	49,808,856	49,663,505	49,633,290

Condensed Consolidated Balance Sheets

	As of	As of	As of
	September 30,	December 31,	September 30,
	2010	2009	2009
	(unaudited)		(unaudited)

Assets:
Student loans receivable, net	$24,436,162	23,926,957	23,764,263
Student loans receivable - held for sale	2,109,440	—	1,627,794
Cash, cash equivalents, and investments (trading securities)	349,443	338,181	339,062
Restricted cash and investments	747,234	717,233	849,419
Goodwill	143,717	143,717	175,178
Intangible assets, net	43,352	53,538	59,803
Other assets	757,231	696,801	776,343
Total assets	$28,586,579	25,876,427	27,591,862

Liabilities:
Bonds and notes payable	$27,391,188	24,805,289	26,586,093
Other liabilities	350,777	286,575	277,695
Total liabilities	27,741,965	25,091,864	26,863,788

Shareholders' equity	844,614	784,563	728,074

Total liabilities and shareholders' equity	$28,586,579	25,876,427	27,591,862

OVERVIEW

The Company is a transaction processing and finance company focused primarily on providing quality education related products and services to students, families, schools, and financial institutions nationwide.  The Company earns its revenue from fee-based processing businesses, including its loan servicing, payment processing, and interactive marketing businesses, and the net interest income on its student loan portfolio.

The Company has certain business objectives in place that include:

•	Grow and diversify revenue from fee based businesses
•	Manage operating costs
•	Maximize the value of existing portfolio
•	Use liquidity to capitalize on market opportunities

Achieving these business objectives has impacted and will continue to impact the financial condition and operating results of the Company during 2010. Each of these items are discussed below.

Recent Developments

Litigation Settlement

On August 13, 2010, the Company reached an agreement in principal to pay $55.0 million to settle all claims associated with the previously disclosed “qui tam” action brought by Jon H. Oberg on behalf of the United States of America. The settlement agreement was finalized on October 25, 2010. As a result of the settlement, the Company recorded a $55.0 million pre-tax charge ($34.1 million after tax) during the third quarter of 2010. The Company expects that the Internal Revenue Service (the “IRS”) will review the settlement agreement as part of its normal procedures for settlements with government agencies, to determine if the payments are deductible as ordinary and necessary business expenses. While the Company believes that the payments are fully deductible under applicable tax law, the IRS may not agree with that position.

The Company believed it had strong defenses to the Oberg Complaint, but entered into the settlement agreement in order to eliminate the uncertainty, distraction, and expense of a trial.

Legislation – FFELP

On March 30, 2010, President Obama signed into law the Reconciliation Act of 2010.  Effective July 1, 2010, this law prohibits new loan originations under the FFEL Program and requires that all new federal loan originations be made through the Direct Loan Program.  If a first disbursement has been made on a FFELP loan prior to July 1, 2010, subsequent disbursements of that loan may still be made under the FFELP.  The new law does not alter or affect the terms and conditions of existing FFELP loans.

As a result of the Reconciliation Act of 2010, the Company no longer originates new (first disbursement) FFELP loans after June 30, 2010.  As such, subsequent to 2010, the Company will no longer recognize a gain from originating and subsequently selling FFELP loans to the Department of Education under the Department’s Purchase Program. During the third and fourth quarters of 2009, the Company recognized a pre-tax gain of $9.7 million and $26.9 million, respectively, from selling $427.7 million and $1.6 billion, respectively, of 2008-2009 academic year loans to the Department under the Purchase Program. As of September 30, 2010, the Company had $2.1 billion of 2009-2010 academic year loans classified as held for sale funded in the Department’s Participation Program that were sold to the Department under the Purchase Program during October 2010. Upon selling the $2.1 billion in loans held for sale, the Company recognized a pre-tax gain during the fourth quarter 2010 of $33.8 million. The Company earned approximately $1 million in 2009 and approximately $6 million during the nine months ended September 30, 2010 in net interest income on the 2009-2010 academic year loans prior to selling them to the Department.

In addition, as a result of the Reconciliation Act of 2010, net interest income on the Company’s existing FFELP loan portfolio, as well as fee-based revenue from guarantee and third-party FFELP servicing and education loan software licensing and consulting fees, will decline over time as the Company and its customers’ FFELP loan portfolios are paid down.  During the nine month period ended September 30, 2010 and year ended December 31, 2009, the Company recognized approximately $280 million and approximately $247 million, respectively, of net interest income on its FFELP loan portfolio; approximately $80 million and approximately $100 million, respectively, in guarantee and third-party FFELP servicing revenue; and approximately $6 million and approximately $12 million, respectively, in education loan software licensing and consulting fees related to the FFEL Program.

Due to the legislative changes in the student loan industry, the Company believes there will be opportunities to purchase FFELP loan portfolios and/or expand its current level of guarantee and third-party FFELP servicing volume on behalf of current FFELP participants looking to modify their involvement in FFELP and/or exit that business.  For example, during the first nine months of 2010, the Company purchased $2.5 billion of FFELP student loans from various third-parties.

Direct Loan Servicing Contract

In June 2009, the Company was one of four private sector companies awarded a student loan servicing contract by the Department of Education to provide additional servicing capacity for loans owned by the Department. These loans include Direct Loan Program loans and FFEL Program loans purchased by the Department under the authority granted in the ECASLA legislation. In September 2009, the Department began assigning FFEL purchased loans to the four servicers. Beginning with the second year of servicing in July 2010, the Department began allocating new loan volume among the four servicers based on five performance metrics.

•
Three metrics measure the satisfaction among separate customer groups, including borrowers, financial aid personnel at postsecondary schools participating in the federal student loan programs, and Federal Student Aid and other federal agency personnel or contractors who work with the servicers.

•	Two performance metrics measure the success of default prevention efforts as reflected by the percentage of borrowers and percentage of dollars in each servicer’s portfolio that go into default.

Based on the first year of survey results, the Company will be allocated 16% of the new loan volume originated by the Department for the period from August 15, 2010 through August 14, 2011 (the second year of the servicing contract). The Department is projecting an estimated 6 million new borrowers in total during the second year of this contract to be allocated to the four servicers. As of September 30, 2010, the Company was servicing $21.8 billion of loans for 2.5 million borrowers under this contract. For the three and nine months ended September 30, 2010, the Company earned $8.7 million and $18.4 million, respectively, in revenue under this contract.

Fourth quarter cash dividend

The Nelnet Board of Directors declared a fourth-quarter cash dividend on its outstanding shares of Class A common stock and Class B common stock of $0.49 per share.  The dividend consists of a quarterly dividend of $0.07 per share, and an additional $0.42 per share representing $0.07 per share for each of the six quarters in 2008 and 2009 during which the Company had suspended dividend payments to preserve capital during a volatile period in the market. The dividend will be paid on December 15, 2010 to shareholders of record at the close of business on December 1, 2010.

Grow and Diversify Revenue from Fee-Based Businesses

The Company has expanded products and services generated from businesses that are not dependent upon the FFEL Program, thereby reducing legislative and political risk related to the education lending industry. Revenues from these businesses are primarily generated from products and services offered in the Company’s Tuition Payment Processing and Campus Commerce and Enrollment Services operating segments. In addition, in September 2009, the Company began servicing federally-owned student loans for the Department of Education. The amount of federally-owned student loans originated through the Direct Loan Program is expected to increase substantially, which will lead to an increase in servicing volume and related revenue for the Company. As shown below, revenue earned from the Company’s fee-based operating segments has grown $14.3 million (19.1%) and $43.6 million (19.1%) for the three and nine months ended September 30, 2010 compared with the same periods in 2009.

	Three months ended
	September 30,	September 30,
	2010	2009	$ Change	% Change
Student Loan and Guaranty Servicing (a)	$38,101	31,147	6,954	22.3%
Tuition Payment Processing and Campus Commerce	14,539	13,003	1,536	11.8
Enrollment Services	36,439	30,670	5,769	18.8

Total revenue from fee-based businesses	$89,079	74,820	14,259	19.1%

	Nine months ended
	September 30,	September 30,
	2010	2009	$ Change	% Change
Student Loan and Guaranty Servicing (a)	$121,793	99,448	22,345	22.5%
Tuition Payment Processing and Campus Commerce	44,728	40,430	4,298	10.6
Enrollment Services	105,113	88,188	16,925	19.2

Total revenue from fee-based businesses	$271,634	228,066	43,568	19.1%

(a)
The Student Loan and Guaranty Servicing operating segment included $5.3 million and $0.6 million of revenue earned from rehabilitation collections on defaulted loans for the three months ended September 30, 2010 and 2009, respectively, and $27.6 million and $6.9 million for the nine months ended September 30, 2010 and 2009, respectively.

Manage Operating Costs

As shown below, excluding the litigation settlement, the cost to provide enrollment services, restructure expense, and collection costs related to loan rehabilitation revenue, operating expenses increased $5.5 million (8.1%) and $8.8 million (4.1%) for the three and nine months ended September 30, 2010 compared with the same periods in 2009. These increases are due primarily to an increase in the number of employees in the Student Loan and Guaranty Servicing operating segment due to the significant increase in servicing loan volume as a result of the government servicing contract.  Operating expenses decreased $2.1 million (2.7%) for the three months ended September 30, 2010 compared to the prior quarter. The Company continues to focus on managing costs as it grows its fee-based revenue.

	Three months ended
	September 30,	September 30,
	2010	2009	$ Change	% Change

Salaries and benefits	$41,085	36,398	4,687	12.9%
Other expenses (a)	32,750	31,933	817	2.6
Operating expenses, excluding the litigation settlement, the cost to provide enrollment services, restructure expense, and collection costs related to loan rehabilitation revenue	73,835	68,331	$5,504	8.1%
Litigation settlement	55,000	—
Cost to provide enrollment services	23,709	20,323
Restructure expense	4,751	3,340
Collection costs related to loan rehabilitation revenue (b)	2,992	668
Total operating expenses	$160,287	92,662

	Three months ended
	September 30,	June 30,
	2010	2010	$ Change	% Change

Salaries and benefits	$41,085	40,962	123	0.3%
Other expenses (a)	32,750	34,933	(2,183)	(6.2)
Operating expenses, excluding the litigation settlement, the cost to provide enrollment services, restructure expense, and collection costs related to loan rehabilitation revenue	73,835	75,895	$(2,060)	(2.7	) %
Litigation settlement	55,000	—
Cost to provide enrollment services	23,709	24,111
Restructure expense	4,751	72
Collection costs related to loan rehabilitation revenue (b)	2,992	8,143
Total operating expenses	$160,287	108,221

	Nine months ended
	September 30,	September 30,
	2010	2009	$ Change	% Change

Salaries and benefits	$122,691	113,322	9,369	8.3%
Other expenses (a)	102,298	102,886	(588)	(0.6)
Operating expenses, excluding the litigation settlement, the cost to provide enrollment services, restructure expense, and collection costs related to loan rehabilitation revenue	224,989	216,208	$8,781	4.1%
Litigation settlement	55,000	—
Cost to provide enrollment services	69,845	56,208
Restructure expense	6,020	6,628
Collection costs related to loan rehabilitation revenue (b)	16,358	3,545
Total operating expenses	$372,212	282,589

(a)	Excludes the litigation settlement, the cost to provide enrollment services, restructure expense, and collection costs related to loan rehabilitation revenue.

(b)
The Company incurred collection costs directly related to revenue earned from rehabilitation loans. These costs are included in “other expenses” in the accompanying condensed consolidated statements of operations and are shown separately in the above table for comparability purposes for the periods shown.

Maximize the Value of Existing Portfolio

Fixed rate floor income

Loans originated prior to April 1, 2006 generally earn interest at the higher of a floating rate based on the Special Allowance Payment or the SAP formula set by the Department and the borrower rate, which is fixed over a period of time.  The SAP formula is based on an applicable index plus a fixed spread that is dependent upon when the loan was originated, the loan’s repayment status, and funding sources for the loan.  The Company generally finances its student loan portfolio with variable rate debt.  In low and/or declining interest rate environments, when the fixed borrower rate is higher than the rate produced by the SAP formula, the Company’s student loans earn at a fixed rate while the interest on the variable rate debt typically continues to decline.  In these interest rate environments, the Company earns additional spread income that it refers to as floor income.  For loans where the borrower rate is fixed to term, the Company earns floor income for an extended period of time, which the Company refers to as fixed rate floor income.

The Company’s core student loan spread (variable student loan spread including fixed rate floor contribution) and variable student loan spread (net interest margin excluding fixed rate floor income) is summarized below.

(a)
The interest earned on the majority of the Company’s FFELP student loan assets is indexed to the three-month commercial paper index. The Company funds the majority of its assets with three-month LIBOR indexed floating rate securities. The relationship between these two indexes has a significant impact on student loan spread. This table (the right axis) shows the difference between the average three-month LIBOR and commercial paper indexes by quarter.

As reflected in the previous table, the Company’s core and variable student loan spread increased in 2010 compared with the same periods in 2009.  The Company’s variable student loan spread increased throughout 2009 and the first half of 2010 as a result of the tightening of the commercial paper rate, which is the primary rate the Company earns on its student loan portfolio, and the LIBOR rate, which is the primary rate the Company pays to fund its student loan assets. Variable student loan spread decreased during the third quarter of 2010 due to the CP/LIBOR spread widening compared to the previous quarter.

The primary difference between variable student loan spread and core student loan spread is fixed rate floor income.  A summary of fixed rate floor income and its contribution to core spread follows.

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009

Fixed rate floor income, gross	$38,263	39,284	112,731	106,623

Derivative settlements (a)	(4,040)	(436)	(12,183)	(436)

Fixed rate floor income, net	$34,223	38,848	100,548	106,187

Fixed rate floor income contribution to spread, net	0.51%	0.61%	0.53%	0.56%

(a)	Includes settlement payments on derivatives used to hedge student loans earning fixed rate floor income.

The high levels of fixed rate floor income earned during 2009 and 2010 are due to historically low interest rates.  If interest rates remain low, the Company anticipates continuing to earn significant fixed rate floor income in future periods.

Future Cash Flow from Portfolio

The majority of the Company’s portfolio of student loans is funded in asset-backed securitizations that are structured to substantially match the maturity of the funded assets, thereby minimizing liquidity risk. In addition, due to (i) the difference between the yield the Company receives on the loans and cost of financing within these transactions, and (ii) the excess servicing and administration fees the Company earns from these transactions, the Company has created a portfolio that will generate earnings and significant cash flow over the life of these transactions.

As of September 30, 2010, based on cash flow models developed to reflect management’s current estimate of, among other factors, prepayments, defaults, deferment, forbearance, and interest rates, the Company currently expects future undiscounted cash flows from its portfolio to be approximately $1.72 billion as detailed below.

The forecasted cash flow presented below includes all loans currently funded in asset-backed securitizations.  As of September 30, 2010, the Company had $21.3 billion of loans included in asset-backed securitizations, which represented 88 percent of its total FFELP student loan portfolio classified as held for investment.  The forecasted cash flow does not include cash flows that the Company expects to receive related to loans funded through the Department of Education’s Conduit and Loan Participation and Purchase Programs and other warehouse facilities or loans originated and/or acquired subsequent to September 30, 2010.

The Company expects the future cash flows shown below would correspond to earnings when excluding the amortization of loan premiums/discounts and deferred origination costs, potential derivative activity used by the Company to hedge the portfolio, and other portfolio management and administrative costs. Because the Company does not use gain-on-sale accounting when issuing asset-backed securitizations, the future earnings of these transactions are not yet reflected in the Company’s consolidated financial statements.

The increase in the Company’s expected portfolio cash flows from December 31, 2009 (which was $1.43 billion) is due to the completion of additional asset-backed securitizations during 2010 and favorable changes in forward interest rates, offset by cash received during the first three quarters of 2010.

(a)	The Company uses various assumptions, including prepayments and future interest rates, when preparing its cash flow forecast. These assumptions are further discussed below.

Prepayments:  The primary variable in establishing a life of loan estimate is the level and timing of prepayments. Prepayment rates equal the percentage of loans that prepay annually as a percentage of the beginning of period balance, net of scheduled principal payments.  A number of factors can affect estimated prepayment rates, including the level of consolidation activity and default rates.  Should any of these factors change, management may revise its assumptions, which in turn would impact the projected future cash flow. The Company’s cash flow forecast above assumes prepayment rates that are generally consistent with those utilized in recent asset-backed securities transactions. If management used a prepayment assumption two times greater than what was used to forecast the cash flow, the cash flow forecast would be reduced by approximately $350 million to $400 million.

Interest rates:  The Company funds the majority of its student loans with three-month LIBOR (“LIBOR”) indexed floating rate securities.  Meanwhile, the interest earned on the Company’s student loan assets are indexed primarily to a commercial paper rate (“CP”).  The different interest rate characteristics of the Company’s loan assets and liabilities funding these assets result in basis risk.  The Company’s cash flow forecast assumes LIBOR will exceed CP by 12 basis points for the life of the portfolio, which approximates the historical relationship between these indexes.  If the forecast is computed assuming a spread of 24 basis points between CP and LIBOR for the life of the portfolio, the cash flow forecast would be reduced by approximately $100 million to $130 million.

The Company uses the current forward interest rate yield curve to forecast cash flows.  A change in the forward interest rate curve would impact the future cash flows generated from the portfolio.  An increase in future interest rates will reduce the amount of fixed rate floor income the Company is currently receiving.  The Company attempts to mitigate the impact of a rise in short-term rates by hedging interest rate risks. As of September 30, 2010, the fair value of the Company’s interest rate derivatives used to hedge loans earning fixed rate floor income was a negative $32 million (a liability on the Company’s balance sheet).

FFELP 2009-2010 Academic Year Originations

During the third quarter 2010, the Company continued to use the Department’s Participation Program to fund loans originated for the 2009-2010 academic year.  As of September 30, 2010, the Company had $2.1 billion of FFELP loans funded using the Participation Program, which are classified as held for sale on the Company’s consolidated balance sheet. These loans were sold to the Department under its Purchase Program during October 2010.  Upon selling the $2.1 billion in loans held for sale, the Company received $125.9 million in cash proceeds and recognized a pre-tax gain of $33.8 million. Cash proceeds significantly exceeded the gain primarily due to the receipt of interest income that had accrued on the student loans funded in the Participation Program.  Prior to paying the Participation off in full, all cash generated on loans funded by the Participation was required to pay interest and principal on the participation.

Use Liquidity to Capitalize on Market Opportunities

The Company has used and will continue to use its improved liquidity position to capitalize on market opportunities, including debt repurchases, student loan purchases, and stock repurchases, as discussed further below.

Debt Repurchases

During 2010, the Company used operating cash to repurchase outstanding debt as summarized below.

	Asset-backed securities			Junior Subordinated Hybrid Securities
	Notional amount	Purchase price	Gain	Notional amount	Purchase price	Gain

Three months ended March 31, 2010	$274,250	264,073	10,177	—	—	—

Three months ended June 30, 2010	117,775	109,016	8,759	—	—	—

Three months ended September 30, 2010	85,675	80,712	4,963	34,995	30,073	4,922

Nine months ended September 30, 2010	$477,700	453,801	23,899	34,995	30,073	4,922

Subsequent to September 30, 2010, the Company repurchased an additional $107.8 million (notional amount) of asset-backed securities resulting in a gain of approximately $4 million.

Student Loan Purchases

During the first nine months of 2010, the Company purchased $2.5 billion (par value) of student loans.  The Company believes there will be additional opportunities to purchase FFELP loan portfolios and/or expand its current level of guarantee and third-party FFELP servicing volume from current FFELP participants looking to modify their involvement and/or exit the market.

Stock Repurchases

During 2010, the Company repurchased and retired shares of its Class A common stock as shown in the table below.

		Purchase	Average price of
	Total shares	Price	shares repurchased
	repurchased	(in thousands)	(per share)

Three months ended March 31, 2010	12,936	$236	$18.28

Three months ended June 30, 2010	663,443	12,821	19.33

Three months ended September 30, 2010	1,184,261	26,615	22.47

Nine months ended September 30, 2010	1,860,640	$39,672	$21.32

Non-GAAP Performance Measures

In accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”), the Company prepares financial statements in accordance with generally accepted accounting principles (“GAAP”).  In addition to evaluating the Company’s GAAP-based financial information, management also evaluates the Company on a non-GAAP performance measure referred to as “base net income”.  While “base net income” is not a substitute for reported results under GAAP, the Company provides “base net income” as additional information regarding its financial results.

“Base net income” is the primary financial performance measure used by management to develop financial plans, establish corporate performance targets, allocate resources, track results, evaluate performance, and determine incentive compensation.  The Company’s board of directors utilizes “base net income” to set performance targets and evaluate management’s performance.  The Company also believes analysts, rating agencies, and creditors use “base net income” in their evaluation of the Company’s results of operations.  While “base net income” is not a substitute for reported results under GAAP, the Company utilizes “base net income” in operating its business because “base net income” permits management to make meaningful period-to-period comparisons by eliminating the temporary volatility in the Company’s performance that arises from certain items that are primarily affected by factors beyond the control of management.  Management believes “base net income” provides additional insight into the financial performance of the core business activities of the Company’s operations.

The following table provides a reconciliation of GAAP net income (loss) to “base net income”.

	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2010	2010	2009	2010	2009

GAAP net income (loss)	$(368)	49,993	46,404	103,947	80,062
Base adjustments:
Derivative market value and foreign currency adjustments	32,805	7,231	(2,826)	35,931	36,067
Amortization of intangible assets	5,355	6,232	5,312	18,103	17,251
Compensation related to business combinations	—	—	—	—	159
Variable rate floor income, net of settlements on derivatives	—	—	—	—	(7,502)
Total base adjustments before income taxes	38,160	13,463	2,486	54,034	45,975
Net tax effect	(14,501)	(5,116)	(859)	(20,533)	(16,781)
Total base adjustments	23,659	8,347	1,627	33,501	29,194
Base net income	$23,291	58,340	48,031	137,448	109,256

Earnings (loss) per share:
GAAP net income (loss)	$(0.01)	1.00	0.93	2.09	1.60
Adjustment for application of the two-class method
of computing earnings per share (a)	—	0.01	0.01	0.01	0.02
Total base adjustments	0.48	0.16	0.03	0.68	0.59
Base net income	$0.47	1.17	0.97	2.78	2.21

(a)
On January 1, 2009, the Company began applying the two-class method of computing earnings per share.  The two-class method requires the calculation of separate earnings per share amounts for unvested share-based awards and for common stock. Unvested share-based awards that contain nonforfeitable rights to dividends are considered securities which participate in undistributed earnings with common stock. GAAP net earnings per share in the above table represents earnings per share attributable to common stockholders.  The adjustment to “base net income” reflects the earnings allocated to outstanding shares of unvested restricted stock.

The following table summarizes the impact to “base net income” from litigation settlements and restructuring charges recognized by the Company.

	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2010	2010	2009	2010	2009

Base net income	$23,291	58,340	48,031	137,448	109,256
Adjusted base adjustments:
Litigation settlement	55,000	—	—	55,000	—
Restructuring charges	4,751	72	3,340	6,020	6,628
Adjusted base adjustments before income taxes	59,751	72	3,340	61,020	6,628
Net tax effect	(22,705)	(27)	(1,154)	(23,187)	(2,419)
Total adjusted base adjustments	37,046	45	2,186	37,833	4,209

Base net income, excluding litigation settlement and restructuring charges (net of tax)	$60,337	58,385	50,217	175,281	113,465

Earnings per share:
Base net income	0.47	1.17	0.97	2.78	2.21
Total adjusted base adjustments	$0.76	—	0.04	0.76	0.09

Base net income, excluding litigation settlement and restructuring charges (net of tax)	$1.23	1.17	1.01	3.54	2.30

Limitations of Base Net Income

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons discussed above, management believes that “base net income” is an important additional tool for providing a more complete understanding of the Company’s results of operations.  Nevertheless, “base net income” is subject to certain general and specific limitations that investors should carefully consider.  For example, as stated above, unlike financial accounting, there is no comprehensive, authoritative guidance for management reporting.  The Company’s “base net income” is not a defined term within GAAP and may not be comparable to similarly titled measures reported by other companies.  Investors, therefore, may not be able to compare the Company’s performance with that of other companies based upon “base net income”.  “Base net income” results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely monitored and used by the Company’s management and board of directors to assess performance and information which the Company believes is important to analysts, rating agencies, and creditors.

Other limitations of “base net income” arise from the specific adjustments that management makes to GAAP results to derive “base net income” results.  These differences are described below.

Differences between GAAP and Base Net Income

Management’s financial planning and evaluation of operating results does not take into account the following items because their volatility and/or inherent uncertainty affect the period-to-period comparability of the Company’s results of operations.  A more detailed discussion of the differences between GAAP and “base net income” follows.

Derivative market value and foreign currency adjustments:  “Base net income” excludes the periodic unrealized gains and losses that are caused by the change in fair value on derivatives used in the Company’s risk management strategy in which the Company does not qualify for “hedge treatment” under GAAP. As such, the Company recognizes changes in fair value of derivative instruments currently in earnings.  The Company maintains an overall interest rate risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility.  Derivative instruments primarily used by the Company to manage interest rate risks include interest rate swaps and basis swaps.  Management has structured the majority of the Company's derivative transactions with the intent that each is economically effective. However, the Company does not qualify its derivatives for “hedge treatment,” and the stand-alone derivative must be marked-to-market in the income statement with no consideration for the corresponding change in fair value of the hedged item.  The Company believes these point-in-time estimates of asset and liability values that are subject to interest rate fluctuations make it difficult to evaluate the ongoing results of operations against its business plan and affect the period-to-period comparability of the results of operations.  Included in “base net income” are the economic effects of the Company’s derivative instruments, which includes any cash paid or received being recognized as an expense or revenue upon actual derivative settlements.  These settlements are included in “derivative settlements, net” on the attached condensed consolidated statements of income.

“Base net income” excludes the foreign currency transaction gains or losses caused by the re-measurement of the Company’s Euro-denominated bonds to U.S. dollars.  In connection with the issuance of the Euro-denominated bonds, the Company has entered into cross-currency interest rate swaps.  Under the terms of these agreements, the principal payments on the Euro-denominated notes will effectively be paid at the exchange rate in effect at the issuance date of the bonds.  The cross-currency interest rate swaps also convert the floating rate paid on the Euro-denominated bonds (EURIBOR index) to an index based on LIBOR.   Included in “base net income” are the economic effects of any cash paid or received being recognized as an expense or revenue upon actual settlements of the cross-currency interest rate swaps. These settlements are included in “derivative settlements, net” on the attached condensed consolidated statements of income.  However, the gains or losses caused by the re-measurement of the Euro-denominated bonds to U.S. dollars and the change in market value of the cross-currency interest rate swaps are excluded from “base net income” as the Company believes the point-in-time estimates of value that are subject to currency rate fluctuations related to these financial instruments make it difficult to evaluate the ongoing results of operations against the Company’s business plan and affect the period-to-period comparability of the results of operations.  The re-measurement of the Euro-denominated bonds generally correlates with the change in fair value of the cross-currency interest rate swaps.  However, the Company will experience unrealized gains or losses related to the cross-currency interest rate swaps if the two underlying indices (and related forward curve) do not move in parallel.

The gains and/or losses included in “derivative market value and foreign currency adjustments” on the attached condensed consolidated statements of income are primarily caused by interest rate and currency volatility, as well as the volume and terms of derivatives not receiving hedge treatment.  “Base net income” excludes these unrealized gains and losses and isolates the effect of interest rate and currency volatility related to the fair value of such instruments during the period.  Under GAAP, the effects of these factors on the fair value of the derivative instruments (but not the underlying hedged item) tend to show more volatility in the short term.

Amortization of intangible assets:  “Base net income” excludes the amortization of acquired intangibles, which arises primarily from the acquisition of definite life intangible assets in connection with the Company’s acquisitions, since the Company feels that such charges do not drive the Company’s operating performance on a long-term basis and can affect the period-to-period comparability of the results of operations.

Compensation related to business combinations:  The Company has structured certain business combinations in which the consideration paid has been dependent on the sellers’ continued employment with the Company.  As such, the value of the consideration paid is recognized as compensation expense by the Company over the term of the applicable employment agreement.  “Base net income” excludes this expense because the Company believes such charges do not drive its operating performance on a long-term basis and can affect the period-to-period comparability of the results of operations.  If the Company did not enter into the employment agreements in connection with the acquisition, the amount paid to these former shareholders of the acquired entity would have been recorded by the Company as additional consideration of the acquired entity, thus, not having an effect on the Company’s results of operations.  The compensation expense related to these existing agreements was fully expensed in 2009.

Variable rate floor income, net of settlements on derivatives:  Loans that reset annually on July 1 can generate excess spread income compared with the rate based on the special allowance payment formula in declining interest rate environments.  The Company refers to this additional income as variable-rate floor income.  The Company excludes variable-rate floor income, net of settlements paid on derivatives used to hedge student loan assets earning variable-rate floor income, from its “base net income” since the timing and amount of variable-rate floor income (if any) is uncertain, it has been eliminated by legislation for all loans originated on and after April 1, 2006, and it is in excess of expected spreads.  In addition, because variable-rate floor income is subject to the underlying rate for the subject loans being reset annually on July 1, it is a factor beyond the Company’s control which can affect the period-to-period comparability of results of operations.

Operating Segments

The Company earns fee-based revenue through its Student Loan and Guaranty Servicing, Tuition Payment Processing and Campus Commerce, and Enrollment Services operating segments.  In addition, the Company earns net interest income on its student loan portfolio in its Asset Generation and Management operating segment. The Company’s operating segments are defined by the products and services they offer or the types of customers they serve, and they reflect the manner in which financial information is currently evaluated by management. In the first quarter of 2010, internal reporting to executive management (the “chief operating decision maker”) changed to reflect operational changes made within the organization. The operations of various segments changed in the first quarter of 2010 in order for the Company to capitalize on external servicing opportunities while obtaining maximum operating leverage. The change in operating results reviewed by management changed the operating segments historically reported by the Company.  The operational and internal reporting changes included moving the majority of software and information technology products and services and related expenses to the Student Loan and Guaranty Servicing operating segment.  The internal and external revenue and expenses related to these products and services were historically included within Corporate Activities and the former Software and Technical Services operating segment.  The Software and Technical Services operating segment no longer meets the definition of an operating segment as described in the Accounting Standards Codification (“ASC”) Topic 280, Segment Reporting.  Prior period segment operating results were restated to conform to the current period presentation.

The accounting policies of the Company’s operating segments are the same as those described in the summary of significant accounting policies.  Intersegment revenues are charged by a segment to another segment that provides the product or service.  Intersegment revenues and expenses are included within each segment consistent with the income statement presentation provided to management.  Changes in management structure or allocation methodologies and procedures may result in changes in reported segment financial information. In 2010, the Company began allocating certain corporate overhead expenses to the individual operating segments.  These expenses include certain corporate activities related to executive management, human resources, accounting and finance, legal, and marketing. These costs are allocated to each operating segment based on estimated use of such activities and services. These allocations were not made in 2009, and thus are not reflected in the 2009 segment operating results.

The management reporting process measures the performance of the Company’s operating segments based on the management structure of the Company as well as the methodology used by management to evaluate performance and allocate resources.  Management, including the Company’s chief operating decision maker, evaluates the performance of the Company’s operating segments based on their profitability.  As discussed further below, management measures the profitability of the Company’s operating segments based on “base net income.”  Accordingly, information regarding the Company’s operating segments is provided based on “base net income.”  The Company’s “base net income” is not a defined term within generally accepted accounting principles (“GAAP”) and may not be comparable to similarly titled measures reported by other companies.  Unlike financial accounting, there is no comprehensive, authoritative guidance for management reporting.

Fee-Based Operating Segments

Student Loan and Guaranty Servicing

The following are the primary product and service offerings the Company offers as part of its Student Loan and Guaranty Servicing segment:

•	Origination and servicing of FFELP loans
•	Origination and servicing of non-federally insured student loans
•	Servicing federally-owned student loans for the Department of Education
•	Servicing and support outsourcing for guaranty agencies
•	Student loan servicing software and other information technology products and services

The Student Loan and Guaranty Servicing operating segment provides for the servicing of the Company’s student loan portfolios and the portfolios of third parties. The loan servicing activities include loan origination activities, loan conversion activities, application processing, borrower updates, payment processing, due diligence procedures, and claim processing. These activities are performed internally for the Company’s portfolio in addition to generating external fee revenue when performed for third-party clients.

In June 2009, the Department of Education named the Company as one of four private sector companies awarded a servicing contract to service federally-owned student loans. In September 2009, the Company began servicing loans under this contract. The contract spans five years with one, five-year renewal at the option of the Department. Servicing loans under this contract will increase revenue earned by this segment.  However, as the portfolio ages, operating margins under this contract are expected to be lower than historical levels achieved.

This operating segment also provides servicing activities for guarantee agencies. These activities include providing software and data center services, borrower and loan updates, default aversion tracking services, claim processing services, and post-default collection services.

This operating segment also develops student loan servicing software, which is used internally by the Company and also licensed to third-party student loan holders and servicers. In addition, this operating segment provides information technology products and services, with core areas of business in educational loan software solutions, business intelligence, technical consulting services, and Enterprise Content Management solutions.

Student Loan and Guaranty Servicing –Summary of Results

Significant items impacting 2010 operating results include:

•	$18.4 million of government servicing revenue earned in 2010, growth of number of borrowers to 2.5 million, and growth of loan volume to $21.8 billion under this contract.

•	$27.6 million of guaranty servicing revenue earned in 2010 from rehabilitation collections on defaulted loan assets.

Tuition Payment Processing and Campus Commerce

The Tuition Payment Processing and Campus Commerce operating segment provides products and services to help institutions and education seeking families manage the payment of education costs during the K-12 and higher education stages of the education life cycle.  The Company provides actively managed tuition payment solutions, online payment processing, detailed information reporting, financial needs analysis, and data integration services to K-12 and higher educational institutions, families, and students.  In addition, the Company provides customer-focused electronic transactions, information sharing, and account and bill presentment to colleges and universities.

This segment of the Company’s business is subject to seasonal fluctuations which correspond, or are related to, the traditional school year. Tuition management revenue is recognized over the course of the academic term, but the peak operational activities take place in summer and early fall. Revenue associated with providing electronic commerce subscription services is recognized over the service period with the highest revenue months being July through September and December and January.  The Company’s operating expenses do not follow the seasonality of the revenues. This is primarily due to fixed year-round personnel costs and seasonal marketing costs.

Tuition Payment Processing and Campus Commerce –Summary of Results

Significant items impacting 2010 operating results include:

•	$4.3 million (10.7%) increase in revenue from 2009 as a result of an increase in the number of managed tuition payment plans and campus commerce transactions processed.

Enrollment Services

The Enrollment Services segment offers products and services that are focused on helping colleges recruit and retain students (interactive and list marketing services) and helping students plan and prepare for life after high school (publishing services and resource centers). Interactive marketing products and services include vendor lead management services, admissions lead generation, pay per click marketing management, email marketing, and admissions consulting. Publishing services includes test preparation study guides. Resource centers and list marketing products and services include online courses and related services and list marketing services.

Approximately 95% of interactive marketing revenue included in this segment is generated from for-profit schools. The revenue and margins of the Enrollment Services operating segment could be negatively impacted by decelerations in growth rates and declines in enrollments at for-profit schools.

Enrollment Services –Summary of Results

Significant items impacting 2010 operating results include:

•	$16.9 million (19.2%) increase in revenue as a result of an increase in interactive marketing services volume.

•	$3.1 million increase in operating expenses due to accelerating the amortization of student list costs in 2010.

Asset Generation and Management Operating Segments

The Asset Generation and Management operating segment includes the acquisition, management, and ownership of the Company’s student loan assets. Revenues are primarily generated from the Company’s earnings from the spread, referred to as the Company’s student loan spread, between the yield received on the student loan portfolio and the costs associated with originating, acquiring, and financing its student loan portfolio. The Company generates student loan assets through direct origination or through acquisitions. The student loan assets are held in a series of education lending subsidiaries designed specifically for this purpose. In addition to the student loan portfolio, all costs and activity associated with the generation of assets, funding and servicing of those assets, and maintenance of the debt transactions are included in this segment.

Asset Generation and Management – Summary of Results

Significant items impacting 2010 operating results include:

•
Continued recognition of significant fixed rate floor income of $100.5 million (net of settlement payments on derivatives used to hedge student loans earning floor income of $12.2 million) due to historically low interest rates.

•	A gain of $23.9 million in 2010 from the purchase of $477.7 million of the Company’s asset-backed securities.

•	Improved student loan spread compared to 2009 as a result of significant tightening of the CP/LIBOR spread.

•	The purchase of $2.5 billion of FFELP student loans during the first nine months of 2010 from various third-parties.

Corporate Activity and Overhead

Corporate Activity and Overhead in the following tables primarily includes the following items:

•	Income earned on certain investment activities
•	Interest expense incurred on unsecured debt transactions
•	Other products and service offerings that are not considered operating segments

Corporate Activities also includes certain corporate activities and overhead functions related to executive management, human resources, accounting and finance, legal, and marketing. Beginning in 2010, these costs were allocated to each operating segment based on estimated use of such activities and services.

Segment Operating Results

The tables below reflect “base net income” for each of the Company’s operating segments.  Reconciliation of the segment totals to the Company’s operating results in accordance with GAAP is also included in the tables below.

	Three months ended September 30, 2010
	Fee-Based
		Tuition
	Student	Payment
	Loan	Processing			Asset	Corporate
	and	and		Total	Generation	Activity	Eliminations		Adjustments	GAAP
	Guaranty	Campus	Enrollment	Fee-	and	and	and	Base net	to GAAP	Results of
	Servicing	Commerce	Services	Based	Management	Overhead	Reclassifications	income	Results	Operations

Total interest income	$13	12	—	25	159,752	1,919	(1,240)	160,456	—	160,456
Interest expense	—	—	—	—	64,302	5,181	(1,240)	68,243	—	68,243
Net interest income (loss)	13	12	—	25	95,450	(3,262)	—	92,213	—	92,213

Less provision for loan losses	—	—	—	—	5,500	—	—	5,500	—	5,500
Net interest income (loss) after provision for loan losses	13	12	—	25	89,950	(3,262)	—	86,713	—	86,713

Other income (expense):
Loan and guaranty servicing revenue	33,464	—	—	33,464	—	—	—	33,464	—	33,464
Intersegment servicing revenue	20,045	—	—	20,045	—	—	(20,045)	—	—	—
Tuition payment processing and campus commerce revenue	—	14,527	—	14,527	—	—	—	14,527	—	14,527
Enrollment services revenue	—	—	36,439	36,439	—	—	—	36,439	—	36,439
Software services revenue	4,624	—	—	4,624	—	—	—	4,624	—	4,624
Other income	—	—	—	—	4,710	4,722	—	9,432	—	9,432
Gain on sale of loans and debt repurchases, net	—	—	—	—	4,963	4,922	—	9,885	—	9,885
Derivative market value and foreign currency adjustments	—	—	—	—	—	—	—	—	(32,805)	(32,805)
Derivative settlements, net	—	—	—	—	(2,131)	(455)	—	(2,586)	—	(2,586)
Total other income (expense)	58,133	14,527	36,439	109,099	7,542	9,189	(20,045)	105,785	(32,805)	72,980

Operating expenses:
Salaries and benefits	22,682	6,652	6,142	35,476	1,054	4,615	(60)	41,085	—	41,085
Cost to provide enrollment services	—	—	23,709	23,709	—	—	—	23,709	—	23,709
Other expenses	18,583	2,383	4,180	25,146	2,937	62,055	—	90,138	5,355	95,493
Intersegment expenses, net	1,166	992	705	2,863	20,295	(3,173)	(19,985)	—	—	—
Total operating expenses	42,431	10,027	34,736	87,194	24,286	63,497	(20,045)	154,932	5,355	160,287

Income (loss) before income taxes and corporate overhead allocation	15,715	4,512	1,703	21,930	73,206	(57,570)	—	37,566	(38,160)	(594)
Corporate overhead allocation	(1,676)	(559)	(559)	(2,794)	(2,793)	5,587	—	—	—	—
Income (loss) before income taxes	14,039	3,953	1,144	19,136	70,413	(51,983)	—	37,566	(38,160)	(594)
Income tax (expense) benefit	(5,335)	(1,502)	(435)	(7,272)	(26,757)	19,754	—	(14,275)	14,501	226
Net income (loss)	$8,704	2,451	709	11,864	43,656	(32,229)	—	23,291	(23,659)	(368)

Additional information:
Net income (loss)	$8,704	2,451	709	11,864	43,656	(32,229)	—	23,291	(23,659)	(368)
Plus: Litigation settlement (a)	—	—	—	—	—	55,000	—	55,000	—	55,000
Plus: Restructure expense (b)	4,751	—	—	4,751	—	—	—	4,751	—	4,751
Less: Net tax effect	(1,805)	—	—	(1,805)	—	(20,900)	—	(22,705)	—	(22,705)

Net income (loss), excluding litigation settlement and restructure expense	$11,650	2,451	709	14,810	43,656	1,871	—	60,337	(23,659)	36,678

(a)	During the third quarter of 2010, the Company recorded a $55.0 million litigation settlement charge.

(b)	During the third quarter of 2010, the Company recorded restructuring charges associated with previously implemented restructuring plans.

	Three months ended June 30, 2010
	Fee-Based
		Tuition
	Student	Payment
	Loan	Processing			Asset	Corporate
	and	and		Total	Generation	Activity	Eliminations		Adjustments	GAAP
	Guaranty	Campus	Enrollment	Fee-	and	and	and	Base net	to GAAP	Results of
	Servicing	Commerce	Services	Based	Management	Overhead	Reclassifications	income	Results	Operations

Total interest income	$17	4	—	21	155,701	1,922	(987)	156,657	—	156,657
Interest expense	—	—	—	—	54,105	6,125	(987)	59,243	—	59,243
Net interest income (loss)	17	4	—	21	101,596	(4,203)	—	97,414	—	97,414

Less provision for loan losses	—	—	—	—	6,200	—	—	6,200	—	6,200
Net interest income (loss) after provision for loan losses	17	4	—	21	95,396	(4,203)	—	91,214	—	91,214

Other income (expense):
Loan and guaranty servicing revenue	36,652	—	—	36,652	—	—	—	36,652	—	36,652
Tuition payment processing and campus commerce revenue	—	12,795	—	12,795	—	—	—	12,795	—	12,795
Enrollment services revenue	—	—	35,403	35,403	—	—	—	35,403	—	35,403
Software services revenue	5,499	—	—	5,499	—	—	—	5,499	—	5,499
Other income	295	—	—	295	4,636	3,565	—	8,496	—	8,496
Gain on sale of loans and debt repurchases, net	—	—	—	—	8,759	—	—	8,759	—	8,759
Intersegment revenue	23,834	66	14	23,914	—	4,098	(28,012)	—	—	—
Derivative market value and foreign currency adjustments	—	—	—	—	—	—	—	—	(7,231)	(7,231)
Derivative settlements, net	—	—	—	—	(3,377)	—	—	(3,377)	—	(3,377)
Total other income (expense)	66,280	12,861	35,417	114,558	10,018	7,663	(28,012)	104,227	(7,231)	96,996

Operating expenses:
Salaries and benefits	23,327	6,594	6,447	36,368	1,286	3,808	(428)	41,034	—	41,034
Restructure expense- severance and contract terminination costs	84	—	—	84	—	(12)	(72)	—	—	—
Cost to provide enrollment services	—	—	24,111	24,111	—	—	—	24,111	—	24,111
Other expenses	19,825	2,611	4,065	26,501	2,992	7,351	—	36,844	6,232	43,076
Intersegment expenses	3,014	945	655	4,614	21,891	1,007	(27,512)	—	—	—
Total operating expenses	46,250	10,150	35,278	91,678	26,169	12,154	(28,012)	101,989	6,232	108,221

Income (loss) before income taxes and corporate overhead allocation	20,047	2,715	139	22,901	79,245	(8,694)	—	93,452	(13,463)	79,989
Corporate overhead allocation	(1,484)	(495)	(495)	(2,474)	(2,473)	4,947	—	—	—	—
Income (loss) before income taxes	18,563	2,220	(356)	20,427	76,772	(3,747)	—	93,452	(13,463)	79,989
Income tax (expense) benefit	(7,053)	(844)	135	(7,762)	(29,173)	1,823	—	(35,112)	5,116	(29,996)
Net income (loss)	$11,510	1,376	(221)	12,665	47,599	(1,924)	—	58,340	(8,347)	49,993

Additional information:
Net income (loss)	$11,510	1,376	(221)	12,665	47,599	(1,924)	—	58,340	(8,347)	49,993
Plus: Restructure expense (a)	84	—	—	84	—	(12)	—	72	—	72
Less: Net tax effect	(32)	—	—	(32)	—	5	—	(27)	—	(27)

Net income (loss), excluding litigation settlement and restructure expense	$11,562	1,376	(221)	12,717	47,599	(1,931)	—	58,385	(8,347)	50,038

(a) During the second quarter of 2010, the Company recorded restructuring charges associated with previously implemented restructuring plans.

	Three months ended September 30, 2009
	Fee-Based
		Tuition
	Student	Payment
	Loan	Processing			Asset	Corporate
	and	and		Total	Generation	Activity	Eliminations		Adjustments	GAAP
	Guaranty	Campus	Enrollment	Fee-	and	and	and	Base net	to GAAP	Results of
	Servicing	Commerce	Services	Based	Management	Overhead	Reclassifications	income	Results	Operations

Total interest income	$23	16	—	39	144,310	1,191	(342)	145,198	—	145,198
Interest expense	—	—	—	—	69,914	6,444	(342)	76,016	—	76,016
Net interest income (loss)	23	16	—	39	74,396	(5,253)	—	69,182	—	69,182

Less provision for loan losses	—	—	—	—	7,500	—	—	7,500	—	7,500
Net interest income (loss) after provision for loan losses	23	16	—	39	66,896	(5,253)	—	61,682	—	61,682

Other income (expense):
Loan and guaranty servicing revenue	26,387	—	—	26,387	—	(381)	—	26,006	—	26,006
Intersegment servicing revenue	21,512	—	—	21,512	—	—	(21,512)	—	—	—
Tuition payment processing and campus commerce revenue	—	12,987	—	12,987	—	—	—	12,987	—	12,987
Enrollment services revenue	—	—	30,670	30,670	—	—	—	30,670	—	30,670
Software services revenue	4,600	—	—	4,600	—	—	—	4,600	—	4,600
Other income	137	—	—	137	4,104	1,605	—	5,846	—	5,846
Gain on sale of loans and debt repurchases, net	—	—	—	—	14,643	(607)	—	14,036	—	14,036
Derivative market value and foreign currency adjustments	—	—	—	—	—	—	—	—	2,826	2,826
Derivative settlements, net	—	—	—	—	4,914	—	—	4,914	—	4,914
Total other income (expense)	52,636	12,987	30,670	96,293	23,661	617	(21,512)	99,059	2,826	101,885

Operating expenses:
Salaries and benefits	20,044	6,399	5,337	31,780	1,693	4,099	(1,174)	36,398	—	36,398
Cost to provide enrollment services	—	—	20,323	20,323	—	—	—	20,323	—	20,323
Other expenses	14,731	2,265	3,266	20,262	4,801	5,565	1	30,629	5,312	35,941
Intersegment expenses, net	1,154	608	411	2,173	20,764	(2,598)	(20,339)	—	—	—
Total operating expenses	35,929	9,272	29,337	74,538	27,258	7,066	(21,512)	87,350	5,312	92,662

Income (loss) before income taxes	16,730	3,731	1,333	21,794	63,299	(11,702)	—	73,391	(2,486)	70,905
Income tax (expense) benefit	(6,357)	(1,418)	(507)	(8,282)	(24,054)	6,976	—	(25,360)	859	(24,501)
Net income (loss)	$10,373	2,313	826	13,512	39,245	(4,726)	—	48,031	(1,627)	46,404

Additional information:
Net income (loss)	$10,373	2,313	826	13,512	39,245	(4,726)	—	48,031	(1,627)	46,404
Plus: Restructure expense (a)	3,151	—	—	3,151	—	189	—	3,340	—	3,340
Less: Net tax effect	(1,197)	—	—	(1,197)	—	43	—	(1,154)	—	(1,154)

Net income (loss), excluding restructure expense	$12,327	2,313	826	15,466	39,245	(4,494)	—	50,217	(1,627)	48,590

(a) During the third quarter of 2009, the Company recorded restructuring charges associated with previously implemented restructuring plans.

	Nine months ended September 30, 2010
	Fee-Based
		Tuition
	Student	Payment
	Loan	Processing			Asset	Corporate
	and	and		Total	Generation	Activity	Eliminations		Adjustments	GAAP
	Guaranty	Campus	Enrollment	Fee-	and	and	and	Base net	to GAAP	Results of
	Servicing	Commerce	Services	Based	Management	Overhead	Reclassifications	income	Results	Operations

Total interest income	$43	24	—	67	450,715	5,439	(3,140)	453,081	—	453,081
Interest expense	—	—	—	—	164,063	17,422	(3,140)	178,345	—	178,345
Net interest income (loss)	43	24	—	67	286,652	(11,983)	—	274,736	—	274,736

Less provision for loan losses	—	—	—	—	16,700	—	—	16,700	—	16,700
Net interest income (loss) after provision for loan losses	43	24	—	67	269,952	(11,983)	—	258,036	—	258,036

Other income (expense):
Loan and guaranty servicing revenue	106,764	—	—	106,764	—	(254)	—	106,510	—	106,510
Intersegment servicing revenue	63,594	—	—	63,594	—	—	(63,594)	—	—	—
Tuition payment processing and campus commerce revenue	—	44,704	—	44,704	—	—	—	44,704	—	44,704
Enrollment services revenue	—	—	105,113	105,113	—	—	—	105,113	—	105,113
Software services revenue	14,467	—	—	14,467	—	—	—	14,467	—	14,467
Other income	519	—	—	519	14,114	10,555	—	25,188	—	25,188
Gain on sale of loans and debt repurchases, net	—	—	—	—	23,899	4,922	—	28,821	—	28,821
Derivative market value and foreign currency adjustments	—	—	—	—	—	—	—	—	(35,931)	(35,931)
Derivative settlements, net	—	—	—	—	(7,931)	(455)	—	(8,386)	—	(8,386)
Total other income (expense)	185,344	44,704	105,113	335,161	30,082	14,768	(63,594)	316,417	(35,931)	280,486

Operating expenses:
Salaries and benefits	69,591	19,864	18,660	108,115	3,698	12,540	(1,662)	122,691	—	122,691
Cost to provide enrollment services	—	—	69,845	69,845	—	—	—	69,845	—	69,845
Other expenses	55,216	7,435	13,307	75,958	10,150	75,465	—	161,573	18,103	179,676
Intersegment expenses, net	4,158	2,645	1,779	8,582	63,011	(9,661)	(61,932)	—	—	—
Total operating expenses	128,965	29,944	103,591	262,500	76,859	78,344	(63,594)	354,109	18,103	372,212

Income (loss) before income taxes and corporate overhead allocation	56,422	14,784	1,522	72,728	223,175	(75,559)	—	220,344	(54,034)	166,310
Corporate overhead allocation	(4,349)	(1,450)	(1,450)	(7,249)	(7,247)	14,496	—	—	—	—
Income (loss) before income taxes	52,073	13,334	72	65,479	215,928	(61,063)	—	220,344	(54,034)	166,310
Income tax (expense) benefit	(19,788)	(5,068)	(27)	(24,883)	(82,053)	24,040	—	(82,896)	20,533	(62,363)
Net income (loss)	$32,285	8,266	45	40,596	133,875	(37,023)	—	137,448	(33,501)	103,947

Additional information:
Net income (loss)	$32,285	8,266	45	40,596	133,875	(37,023)	—	137,448	(33,501)	103,947
Plus: Litigation settlement (a)	—	—	—	—	—	55,000	—	55,000	—	55,000
Plus: Restructure expense (b)	6,040	—	—	6,040	—	(20)	—	6,020	—	6,020
Less: Net tax effect	(2,295)	—	—	(2,295)	—	(20,892)	—	(23,187)	—	(23,187)

Net income (loss), excluding litigation settlement and restructure expense	$36,030	8,266	45	44,341	133,875	(2,935)	—	175,281	(33,501)	141,780

(a) During the third quarter of 2010, the Company recorded a $55.0 million litigation settlement charge.

(b) During 2010, the Company recorded restructuring charges associated with previously implemented restructuring plans.

	Nine months ended September 30, 2009
	Fee-Based
		Tuition
	Student	Payment
	Loan	Processing			Asset	Corporate
	and	and		Total	Generation	Activity	Eliminations		Adjustments	GAAP
	Guaranty	Campus	Enrollment	Fee-	and	and	and	Base net	to GAAP	Results of
	Servicing	Commerce	Services	Based	Management	Overhead	Reclassifications	income	Results	Operations

Total interest income	$102	57	—	159	473,130	3,930	(1,324)	475,895	7,502	483,397
Interest expense	—	—	—	—	306,846	23,078	(1,324)	328,600	—	328,600
Net interest income (loss)	102	57	—	159	166,284	(19,148)	—	147,295	7,502	154,797

Less provision for loan losses	—	—	—	—	23,000	—	—	23,000	—	23,000
Net interest income (loss) after provision for loan losses	102	57	—	159	143,284	(19,148)	—	124,295	7,502	131,797

Other income (expense):
Loan and guaranty servicing revenue	82,424	—	—	82,424	—	(1,144)	—	81,280	—	81,280
Intersegment servicing revenue	62,246	—	—	62,246	—	—	(62,246)	—	—	—
Tuition payment processing and campus commerce revenue	—	40,373	—	40,373	—	—	—	40,373	—	40,373
Enrollment services revenue	—	—	88,188	88,188	—	—	—	88,188	—	88,188
Software services revenue	16,424	—	—	16,424	—	—	—	16,424	—	16,424
Other income	498	—	—	498	12,974	6,826	—	20,298	—	20,298
Gain (loss) on sale of loans and debt repurchases, net	—	—	—	—	14,263	13,308	—	27,571	—	27,571
Derivative market value and foreign currency adjustments	—	—	—	—	—	—	—	—	(36,067)	(36,067)
Derivative settlements, net	—	—	—	—	38,807	—	—	38,807	—	38,807
Total other income (expense)	161,592	40,373	88,188	290,153	66,044	18,990	(62,246)	312,941	(36,067)	276,874

Operating expenses:
Salaries and benefits	63,645	19,346	17,295	100,286	5,203	11,958	(4,284)	113,163	159	113,322
Cost to provide enrollment services	—	—	56,208	56,208	—	—	—	56,208	—	56,208
Other expenses	45,965	7,012	9,602	62,579	15,635	17,592	2	95,808	17,251	113,059
Intersegment expenses, net	2,777	1,790	1,188	5,755	59,372	(7,163)	(57,964)	—	—	—
Total operating expenses	112,387	28,148	84,293	224,828	80,210	22,387	(62,246)	265,179	17,410	282,589

Income (loss) before income taxes	49,307	12,282	3,895	65,484	129,118	(22,545)	—	172,057	(45,975)	126,082
Income tax (expense) benefit	(18,738)	(4,667)	(1,480)	(24,885)	(49,066)	11,150	—	(62,801)	16,781	(46,020)
Net income (loss)	$30,569	7,615	2,415	40,599	80,052	(11,395)	—	109,256	(29,194)	80,062

Additional information:
Net income (loss)	$30,569	7,615	2,415	40,599	80,052	(11,395)	—	109,256	(29,194)	80,062
Plus: Restructure expense (a)	6,408	—	—	6,408	—	220	—	6,628	—	6,628
Less: Net tax effect	(2,339)	—	—	(2,339)	—	(80)	—	(2,419)	—	(2,419)

Net income (loss), excluding restructure expense	$34,638	7,615	2,415	44,668	80,052	(11,255)	—	113,465	(29,194)	84,271

(a) During 2009, the Company recorded restructuring charges associated with restructuring plans.

The adjustments required to reconcile from the Company’s “base net income” measure to its GAAP results of operations relate to differing treatments for derivatives, foreign currency transaction adjustments, amortization of intangible assets, and certain other items that management does not consider in evaluating the Company’s operating results.  See “Non-GAAP Performance Measures.”  The following tables reflect adjustments associated with these areas by operating segment and Corporate Activity and Overhead:

	Student	Tuition
	Loan	Payment		Asset	Corporate
	and	Processing		Generation	Activity
	Guaranty	and Campus	Enrollment	and	and
	Servicing	Commerce	Services	Management	Overhead	Total

	Three months ended September 30, 2010

Derivative market value and foreign currency adjustments	$—	—	—	24,966	7,839	32,805
Amortization of intangible assets	2,112	1,120	2,123	—	—	5,355
Compensation related to business combinations	—	—	—	—	—	—
Variable-rate floor income, net of settlements on derivatives	—	—	—	—	—	—
Net tax effect (a)	(803)	(426)	(807)	(9,487)	(2,978)	(14,501)

Total adjustments to GAAP	$1,309	694	1,316	15,479	4,861	23,659

	Three months ended June 30, 2010

Derivative market value and foreign currency adjustments	$—	—	—	550	6,681	7,231
Amortization of intangible assets	2,114	1,591	2,527	—	—	6,232
Compensation related to business combinations	—	—	—	—	—	—
Variable-rate floor income, net of settlements on derivatives	—	—	—	—	—	—
Net tax effect (a)	(803)	(605)	(958)	(209)	(2,541)	(5,116)

Total adjustments to GAAP	$1,311	986	1,569	341	4,140	8,347

	Three months ended September 30, 2009

Derivative market value and foreign currency adjustments	$—	—	—	(2,826)	—	(2,826)
Amortization of intangible assets	1,219	1,842	2,251	—	—	5,312
Compensation related to business combinations	—	—	—	—	—	—
Variable-rate floor income, net of settlements on derivatives	—	—	—	—	—	—
Net tax effect (a)	(464)	(700)	(855)	1,074	86	(859)

Total adjustments to GAAP	$755	1,142	1,396	(1,752)	86	1,627

	Nine months ended September 30, 2010

Derivative market value and foreign currency adjustments	$—	—	—	20,955	14,976	35,931
Amortization of intangible assets	6,462	4,636	7,005	—	—	18,103
Compensation related to business combinations	—	—	—	—	—	—
Variable-rate floor income, net of settlements on derivatives	—	—	—	—	—	—
Net tax effect (a)	(2,456)	(1,763)	(2,665)	(7,963)	(5,686)	(20,533)

Total adjustments to GAAP	$4,006	2,873	4,340	12,992	9,290	33,501

	Nine months ended September 30, 2009

Derivative market value and foreign currency adjustments	$—	—	—	37,499	(1,432)	36,067
Amortization of intangible assets	3,659	5,598	7,994	—	—	17,251
Compensation related to business combinations	—	—	—	—	159	159
Variable-rate floor income, net of settlements on derivatives	—	—	—	(7,502)	—	(7,502)
Net tax effect (a)	(1,391)	(2,127)	(3,037)	(11,399)	1,173	(16,781)

Total adjustments to GAAP	$2,268	3,471	4,957	18,598	(100)	29,194

(a)	Income taxes are based on 38% for the individual operating segments.

Net interest income after provision for loan losses (net of settlements on derivatives)

The following table summarizes the components of “net interest income after provision for loan losses,” net of “derivative settlements, net” included in the attached condensed consolidated statements of operations.

	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2010	2010	2009	2010	2009

Variable student loan interest margin, net of settlements on derivatives	$59,416	67,804	39,749	179,750	94,183
Fixed rate floor income, net of settlements on derivatives	34,223	31,054	38,848	100,548	106,187
Variable rate floor income, net of settlements on derivatives	—	—	—	—	7,502
Investment interest	1,169	1,304	1,943	3,474	8,810
Corporate debt interest expense	(5,181)	(6,125)	(6,444)	(17,422)	(23,078)
Provision for loan losses	(5,500)	(6,200)	(7,500)	(16,700)	(23,000)

Net interest income after provision for loan losses (net of settlements on derivatives)	$84,127	87,837	66,596	249,650	170,604

Student Loan Servicing Volumes (dollars in millions)
(a)
As of September 30, 2010, the Company was servicing $2.1 billion of loans owned by the Company and approximately $140 million of loans for third parties that were sold to the Department in October 2010 pursuant to the Department’s Loan Purchase Commitment Program. The Company retained servicing on these loans and, as of October 31, 2010, these loans are included in the Government Servicing volume in the above table.

	Sep 30, 09	Dec 31, 09	Mar 31, 10	Jun 30, 10	Sep 30, 10	Oct 31, 10
Company Owned	$24,889	$23,139	$24,378	$26,351	$26,183	$24,025

% of total	70.2%	61.6%	56.7%	55.3%	47.0%	42.6%

Number of borrowers:

Government servicing:	22,478	441,913	1,055,896	1,530,308	2,510,630	2,643,398

FFELP servicing:	2,431,612	2,311,558	2,327,016	2,329,150	2,227,288	1,926,767

Derivative Market Value and Foreign Currency Adjustments

The following table summarizes the components of “derivative market value and foreign currency adjustments” included in the attached condensed consolidated statements of operations.

	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2010	2010	2009	2010	2009

Change in fair value of derivatives - (expense) income	$73,663	(100,632)	42,182	(94,539)	19,912
Foreign currency transaction adjustment (re-measurement of Euro notes) - (expense) income	(106,468)	93,401	(39,356)	58,608	(55,979)

Derivative market value and foreign currency adjustments - (expense) income	$(32,805)	(7,231)	2,826	(35,931)	(36,067)

Derivative Settlements, net

The following table summarizes the components of “derivate settlements, net” included in the attached condensed consolidated statements of operations.

	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2010	2010	2009	2010	2009
Settlements:
Average/discrete basis swaps	$—	—	646	—	11,707
1/3 basis swaps	893	80	3,071	974	20,473
Interest rate swaps - floor income hedges	(4,040)	(4,286)	(436)	(12,183)	(447)
Interest rate swaps - unsecured debt hedges	(242)	(79)	—	(242)	—
Cross-currency interest rate swaps	1,025	917	1,633	3,243	7,074
Other	(222)	(9)	—	(178)	—

Total settlements - (expense) income	$(2,586)	(3,377)	4,914	(8,386)	38,807

 Student Loans Receivable

The tables below outline the components of the Company’s student loan portfolio:

	As of September 30, 2010		As of December 31, 2009	As of September 30, 2009
	Held for investment	Held for sale (a)	Held for investment	Held for investment	Held for sale (a)
Federally insured loans	$24,132,245	2,081,827	23,472,553	23,295,203	1,607,169
Non-federally insured loans	126,923	—	163,321	167,114	—
	24,259,168	2,081,827	23,635,874	23,462,317	1,607,169
Unamortized loan discount/premiums and deferred origination costs, net	227,206	27,613	341,970	352,066	20,625
Allowance for loan losses – federally insured loans	(32,962)	—	(30,102)	(29,015)	—
Allowance for loan losses – non-federally insured loans	(17,250)	—	(20,785)	(21,105)	—
	$24,436,162	2,109,440	23,926,957	23,764,263	1,627,794

(a)
2008-2009 and 2009-2010 academic year loans were eligible to be participated and sold to the Department under the Department’s Participation and Purchase Programs.  As of September 30, 2010, the 2009-2010 academic year loans were classified as held for sale and were sold to the Department during October 2010.

Student Loan Spread

The following table analyzes the student loan spread on the Company’s portfolio of student loans and represents the spread on assets earned in conjunction with the liabilities and derivative instruments used to fund the assets.

	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2010	2010	2009	2010	2009
Variable student loan yield	2.63%	2.72%	2.64%	2.64%	2.95%
Consolidation rebate fees	(0.64)	(0.67)	(0.68)	(0.68)	(0.70)
Premium and deferred origination costs amortization	(0.18)	(0.19)	(0.31)	(0.21)	(0.29)
Variable student loan net yield	1.81	1.86	1.65	1.75	1.96
Student loan cost of funds - interest expense	(0.94)	(0.81)	(1.07)	(0.83)	(1.58)
Student loan cost of funds - derivative settlements	0.03	0.01	0.08	0.02	0.20
Variable student loan spread	0.90	1.06	0.66	0.94	0.58
Variable-rate floor income, net of
settlements on derivatives	—	—	—	—	(0.04)
Fixed rate floor income, net of
settlements on derivatives	0.51	0.48	0.61	0.53	0.56

Core student loan spread	1.41%	1.54%	1.27%	1.47%	1.10%

Average balance of student loans	$26,548,957	25,931,220	25,056,836	25,520,327	25,148,707
Average balance of debt outstanding	26,636,184	26,124,574	25,677,213	25,661,594	25,704,825

Fixed Rate Floor Income

The following table shows the Company’s student loan assets that are earning fixed rate floor income as of September 30, 2010:

	Borrower/	Estimated	Balance of
Fixed	lender	variable	assets earning fixed-rate
interest	weighted	conversion	floor income as of
rate range	average yield	rate (a)	September 30, 2010

3.0 - 3.49%	3.21%	0.57%	$1,819,477
3.5 - 3.99%	3.65%	1.01%	1,855,477
4.0 - 4.49%	4.20%	1.56%	1,456,116
4.5 - 4.99%	4.72%	2.08%	803,727
5.0 - 5.49%	5.25%	2.61%	541,746
5.5 - 5.99%	5.67%	3.03%	327,331
6.0 - 6.49%	6.19%	3.55%	384,992
6.5 - 6.99%	6.70%	4.06%	344,836
7.0 - 7.49%	7.17%	4.53%	120,850
7.5 - 7.99%	7.71%	5.07%	211,468
8.0 - 8.99%	8.16%	5.52%	474,388
> 9.0%	9.04%	6.40%	280,930
			$8,621,338

(a)
The estimated variable conversion rate is the estimated short-term interest rate at which loans would convert to variable rate.  As of September 30, 2010, the short-term interest rate was 30 basis points.

The following table summarizes the outstanding derivatives instruments as of September 30, 2010 used by the Company to hedge fixed-rate student loan assets.

		Weighted
		average fixed
	Notional	rate paid by
Maturity	Amount	the Company (a)

2010	$3,750,000	0.48%
2011	5,750,000	0.54
2012	950,000	1.08
2013	650,000	1.07
2015	100,000	2.26
2020	100,000	3.23

	$11,300,000	0.64%

(a) For all interest rate derivatives, the Company receives discrete three-month LIBOR.

Subsequent to September 30, 2010, the Company entered into additional derivatives to hedge loans earning fixed rate floor income. The following table summarizes these derivatives.

Maturity	Notional Amount	Weighted average fixed rate paid by the Company (a)

2012	$3,000,000	0.54%

(a) For all interest rate derivatives, the Company receives discrete three-month LIBOR.